Exhibit 10.25
Program Year 2015

BONUS CONVERSION PROGRAM
Summary of Program Terms – Annual Incentive Plan
Program Objectives

•	To increase the opportunity for employee ownership of Stericycle stock

•	To provide an alternative means of deferring the tax obligation on incentive compensation
Program Overview
The Bonus Conversion Program (BCP) provides you with an opportunity to defer current taxation into the future and to increase your ownership of Stericycle stock. This Program allows you to receive vested Stericycle non-qualified stock option(s) in lieu of all or a portion of any 2015 Annual Incentive Plan bonus that Stericycle otherwise would pay you.
If you elect to participate for the 2015 Program Year, you will receive a vested option during the first quarter of 2016 to purchase $5 or more worth of Stericycle stock for every $1 of your AIP bonus for 2015 that you elected to forgo. The number of option shares will be determined by the dollar amount that you elected to forgo multiplied by 5 and then divided by the average closing price of Stericycle stock during 2015 (determined on December 31st 2015). The exercise price per share of the option will be the closing price of the stock on the date of the option grant which is the same as the payout date of the bonus. For example, if under this Program you elect to forgo $5,000 of your annual bonus for 2015, you will receive a vested option to purchase, at the option exercise price, a number of shares equal to $25,000 divided by the average closing price of Stericycle stock during 2015 (or, if lower, the closing price on the date of the option grant) rounded to the nearest whole share.
The BCP provides participants with an excellent opportunity to accumulate wealth if Stericycle stock performs well. A stock investment includes a potential for significant gain as well as an investment risk. The BCP is designed to provide a $5-for-$1 replacement ratio or premium for risk so your participation means trading certain cash for uncertain investment gain. With the $5-for-$1 replacement ratio, your potential for gain depends on whether Stericycle stock performs well. However, your risk is that Stericycle stock may not appreciate and you may not recover the full amount of your cash bonus forfeited or match the earnings you could have received under an alternative investment.

December 15, 2014 to January 7, 2015		January 1, 2015 – December 31, 2015		January 1, 2016 – March 3, 2016		March 4, 2016 (no later than March 15, 2016)
- Bonus Conversion program (BCP) election period open for 2015 bonus plan year -Forms must be returned by January 7, 2015 -Every eligible participant must return a form, even if declining to participate	è
-Plan Year for Annual Incentive Plan (AIP)

-Note: AIP payouts in March 2015 for the 2014 bonus plan year are based on BCP elections made in 2013 and are not subject to the BCP election made in December 2014
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-2015 average stock price determined after market close on 12/31/2015

-2015 AIP achievement levels and payouts determined and finalized (to be paid March 2016)

-2015 AIP payouts reduced and set aside based on the BCP election made in December, 2014. Funds are converted 5:1 to options based on the 2015 average stock price
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-AIP Payout date for 2015 plan year

-Stock Options are issued to all 2015 BCP participants who made an election by January 7, 2015

-Stock Options are issued with at the closing strike price on AIP payout date

-Participants will be provided notification within 2-3 weeks of this date confirming the options are available to accept within eTrade

Enrollment
THE ELECTION FORM IS ATTACHED SEPARATELY AND MUST BE COMPLETED AND RETURNED AS INDICATED ON THE FORM. THIS FORM MUST BE COMPLETED AND RETURNED EVEN IF YOU ELECT NOT TO PARTICIPATE. YOUR PARTICIPATION IN THE PROGRAM IS NOT A STERICYCLE PROMISE THAT YOU WILL RECEIVE A BONUS OF ANY PARTICULAR AMOUNT OR ANY BONUS AT ALL. YOUR ELECTION TO

PARTICIPATE IS SUBJECT TO APPROVAL OF THE BCP FOR THE 2015 PROGRAM YEAR. ELECTION DEADLINE DATE IS: January 7, 2015
Program Design

•	Participants may elect to convert up to 100% of their Annual Incentive Plan earned for 2015 (payable in 2016) (minimum of $1,000 in the aggregate) into a Stericycle non-qualified stock option.

•	Eligibility: US based Grade level S11 and above as approved by the Board of Directors.

•	Replacement ratio, or premium for risk, is $5 for options to purchase Stericycle stock for every $1 of cash bonus forgone.

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The number of option shares will be equal to (a) 5 times the amount that a participant elected to forgo divided by (b) the average closing price of Stericycle stock during 2015 determined on December 31, 2015 (or, if lower, the closing price on the date of the option grant). The exercise price per share of the option will be the closing price of Stericycle stock on the date of the option grant which is the same as the payout date as the cash bonus. Note: Deductions for annual dollar amount elections will only be made to the extent that a bonus is earned in the 2015 plan year.  If earned bonus is less than your election amount, the entire election amount will be deducted first, which could result in a zero cash bonus payout

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If a participant’s employment terminates before receiving a stock option for his or her converted bonus or bonuses, the participant’s election will be canceled as of his or her termination date and all amounts previously withheld will be paid in cash.

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Participants forgo all or a portion of their cash bonuses (before any withholding tax that would have been taken out) in order to receive stock options. Generally, a participant will be taxed at ordinary income rates on the option gain upon exercise of the stock option. Upon sale of the shares, any additional gain or loss will be taxed as short-term or long-term capital gain or loss depending on the holding period of the stock for tax law purposes.

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An election to participate in this Program must be made by the election deadline (as noted in your invitation e-mail and above) to avoid constructive receipt and securities law restrictions. An election is irrevocable and cannot be changed by the participant after the election deadline. New employees who start after December 31, 2014, will not be eligible to participate in the BCP for 2015.

•	Participants vest in the stock options immediately.

•	Option term: 10 years – participants have 10 years from date of grant to exercise options.

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In the event of death, disability, resignation, retirement, or other termination of employment (other than termination for cause), the stock option remains exercisable until the end of the 10-year option term.

•	If you elect to participate in this BCP you will receive information about your stock option account after the grant date from E Trade who is the Stock Administration vendor for Stericycle.
Any stock options you elect to receive will be issued under any available Stericycle Stock Option Plan and the terms of that Plan and the related Option Agreement will apply to your stock options received under the BCP.

Program Administrator: Corporate Compensation, Team Member Experience-HR, Northbrook, Illinois. Please send all questions via email to Human Resources-Compensation at HRCompensation@Stericycle.com

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